Exhibit 99.1

INmune Bio Receives EMA’s Authorization in France and Spain for Phase II Clinical Trial of XPro™ for Early Alzheimer’s Disease

Boca Raton, Florida, Nov. 27, 2023 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB) (the “Company”), a clinical-stage immunology company dedicated to advancing treatments that leverage the patient’s innate immune system to combat disease, announced today it has received European Medicines Agency’s (EMA) Authorized Decision from the Agence Nationale de Securite du Medicament et des Produits de Sante (ANSM) in France and the Agencia Espanola de Medicamentos y Productos Sanitarios (AEMPS) in Spain to initiate a Phase II trial in Early Alzheimer’s Disease (AD) with XPro™.

This authorization follows the acceptance of the Company’s Clinical Trial Application (CTA) under EU Clinical Trials Regulation and prior EMA’s Authorized Decision in Poland on Nov 15, 2023.  The Spanish and French arms are part of the Company’s international clinical development strategy for XPro™ in patients with early AD. The trial is currently enrolling patients in Australia, Canada, and the United Kingdom.

“The French and Spanish clinical sites will significantly broaden the trial in Europe.  We are grateful for the collaboration from the ANSM and the AEMPS and look forward to continuing our progress toward completing enrollment of the Phase II trial.  We believe clinical sites in these two countries will be significant contributors to the Phase II program and will be part of the global Phase III clinical trial,” said RJ Tesi M.D., CEO of INmune Bio.

The Phase II clinical trial is a global, multi-center, randomized clinical study in patients diagnosed with early Alzheimer’s disease who have biomarkers of elevated inflammation. In a prior Phase I open-label trial, INmune Bio met all primary and secondary endpoints. Patients with AD who received XPro™ demonstrated notable decreases in neuroinflammation, enhanced axonal integrity, and improved synaptic function. Employing advanced MRI imaging techniques enabling a “virtual biopsy” of the brain, treatment with XPro™ demonstrated improvements in the structural integrity of both gray and white matter in the brain.

About XPro™

XPro™ (XPro1595, pegipanermin) is a next-generation selective inhibitor of tumor necrosis factor (TNF) that is currently in clinical trials and acts differently than currently available TNF inhibitors in that it neutralizes soluble TNF (sTNF), without affecting trans-membrane TNF (tmTNF) or TNF receptors. XPro™ could potentially have substantial beneficial effects in patients with neurologic disease by decreasing neuroinflammation, decreasing neurodegeneration while improving synaptic function and promoting remyelination. For more information about the importance of targeting neuroinflammation in the brain to improve cognitive function and restore neuronal communication visit this section of the INmune Bio’s website.

About INmune Bio, Inc.

INmune Bio Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms that are both in clinical trials: The Dominant-Negative Tumor Necrosis Factor (DN-TNF) product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and a mechanistic driver of many diseases. DN-TNF product candidates are in clinical trials to determine if they can treat cancer (INB03™), Early Alzheimer’s disease, and treatment-resistant depression (XPro™). The Natural Killer Cell Priming Platform includes INKmune™ developed to prime a patient’s NK cells to eliminate minimal residual disease in patients with cancer. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic and solid tumor malignancies, and chronic inflammation. To learn more, please visit www.inmunebio.com.

Forward Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, XPro1595 (XPro™), and INKmune™ are still in clinical trials or preparing to start clinical trials and have not been approved by the US Food and Drug Administration (FDA) or any regulatory body and there cannot be any assurance that they will be approved by the FDA or any regulatory body or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:

David Moss, CFO (858) 964-3720
info@inmunebio.com

Investor Contact:

Jason Nelson
Core IR
(516) 842-9614 x-823